May 11, 2000



Matthew T. Moore
Via Hand Delivery

Dear Matt:

In recognition of your past and ongoing contributions to AMRESCO, INC. ("AMRESCO"), we are pleased to offer to you bonuses based upon the terms and conditions contained herein. AMRESCO, like any publicly traded company, cannot guarantee continued employment through any particular date.

We believe that there is an ongoing position for you with AMRESCO, and this letter in no way implies that we intend to terminate your employment with AMRESCO at some future date. Rather, it is to acknowledge your special value to our organization.

Retention Bonus

If you are a full-time employee of AMRESCO or one of its subsidiaries on June 30, 2001, you will be paid on such date, subject to applicable payroll withholdings, a one time, lump sum cash bonus of $300,000. This bonus is in lieu of any other form of severance compensation for which you are or may become eligible, other than the Securitization Spread Bonus (as hereinafter defined) and the Spread Bonus (as hereinafter defined) provided for herein.

If your termination of employment (as hereinafter defined) occurs prior to June 30, 2001, and the small business lending division of AMRESCO Commercial Finance, Inc. ("ACFI") has not been transferred to an unaffiliated third party prior to the date of such termination of employment, you will be paid a one time cash bonus of $300,000. This amount will be paid within fifteen (15) days of the date of such termination in a lump sum, but in no event later than June 30, 2001, and will be subject to applicable payroll withholding. This bonus is in lieu of any other form of incentive or severance compensation for which you are or may become eligible, other than the Securitization Spread Bonus and the Spread Bonus provided for herein.

For   purposes   of  the  definition  of  "termination"   or
"termination of employment" means the following:

     (a) actual involuntary termination of your employment status without Cause (as hereinafter defined), or

     (b) actual voluntary termination of your employment at any time within thirty (30) days of the occurrence of one (1) of the following events:

          (i) the assignment to you of any duties inconsistent with your position, duties, responsibilities and status with AMRESCO immediately prior to your termination, or a material adverse change in your reporting responsibilities, titles or offices as in effect immediately prior to your termination;

          (ii) a reduction in your base salary as in effect immediately prior to your termination;

          (iii) requiring you to be based anywhere other than either the offices at which you were based immediately prior to your termination or offices which are no more than thirty-five (35) miles from the location of your home immediately prior to your termination, except for required travel on your employer's business to an extent substantially consistent with your business travel obligations immediately prior to such termination;

          (iv) the failure to provide to you benefit or compensation plans (including, but not limited to any pension plan, life insurance plan, health and accident plan or disability plan) which do not materially reduce the benefits from those you enjoyed immediately prior to such termination, or the failure to provide you with the number of paid vacation days to which you are then entitled on the basis of years of service with AMRESCO in accordance with AMRESCO's normal vacation policy in effect immediately prior to your termination; or

          (v) any failure of AMRESCO to obtain the assumption of, or the agreement to perform, this Agreement in its entirety by any successor in interest.

If you voluntarily terminate your employment (other than a termination of employment) or your employment with AMRESCO is terminated by AMRESCO for Cause prior to June 30, 2001 you will not be entitled to any payment of the Retention Bonus. "Cause", as used herein, means (1) gross misconduct or willful, substantial violation of AMRESCO policies and procedures or (2) other material performance deficiencies, provided that you have been given a written warning and not less than fifteen (15) days to correct such performance deficiencies.

Securitized Spread Bonus

You will be paid a bonus of fifty (50) basis points (.5%) of the spread interest income earned (net of servicing fees) (the "Securitized Spread Income") during the twelve (12) month period ending on each December 31 on all loans securitized by the small business lending unit of AFCI during the three (3) year period commencing on January 1, 2000 and ending on December31, 2002 (such loans the "Securitized Loans" and such bonus the "Securitized Spread Bonus). Each such Securitized Spread Bonus will be payable only if you are a full-time employee of AMRESCO or one of its subsidiaries as of the appropriate December 31 and each such Securitized Loan Bonus will be paid in cash, in a lump sum, less applicable payroll withholdings, within thirty
(30) days of the appropriate December 31. If any of the Securitized Loans are prepaid or the interest in the securitization pursuant to which AMRESCO or one of its subsidiaries is receiving the Securitized Spread Income is sold or transferred and AMRESCO or one of its subsidiaries is compensated on a present value basis for the anticipated Securitized Spread Income, the Securitized Spread Bonus will be promptly paid to you in cash, less applicable payroll withholdings, on a present value basis calculated at the same discount rate used to determine the compensation received by AMRESCO or its subsidiary.

Spread Bonus

You will also be paid a bonus, less $300,000 in the event that the retention bonus provided for herein has been paid to you, as of December 31, 2000, 2001 and 2002 of five percent (5%) of the spread interest income earned (net of servicing fees) (the "Spread Interest Income") during the twelve (12) month period ending on each such December 31 on all loans funded by the small business lending unit of ACFI during the three (3) year period commencing on January 1, 2000 and ending on December 31, 2000 (such loans the "Spread Bonus Funded Loans" and such bonus the "Spread Bonus"). Each such Spread Bonus will be payable only if you are a full-time employee of AMRESCO or one (1) of its subsidiaries as of the appropriate December 31 and each such Spread Bonus will be paid in cash, in a lump sum, less applicable payroll withholdings, within thirty (30) days after the appropriate December 31. If any of the Spread Bonus Funded Loans are prepaid, sold or otherwise transferred and AMRESCO or one
(1) of its subsidiaries is compensated on a present value basis for the anticipated future Spread Interest Income on such Spread Bonus Funded Loans, other than in connection with a securitization, the Spread Bonus will be promptly paid to you in cash, less applicable payroll withholdings, on a present value basis calculated at the same discount rate used to determine the compensation received by AMRESCO or its subsidiary for such Spread Bonus Funded Loans.

As these particular bonus plans are restricted to you, it is necessary that you keep the terms of this agreement confidential. You may disclose the existence and terms of this agreement only to your spouse, accountant, attorney, the IRS and to others only if required by law. Failure to keep the terms and conditions of this agreement confidential will be considered gross misconduct and may result in forfeiture of any or all of the bonuses provided for herein or termination of your employment, or both. If you have further questions, please do not hesitate to contact me.

This  letter  agreement may not be assigned  by  you.   This
letter  agreement  will  be binding  upon  AMRESCO  and  any
successor-in-interest   thereto,    whether    by    merger,
consolidation or otherwise.

Sincerely,



Randolph E. Brown
President - Commercial Finance

ACCEPTED:




Employee Signature
Date: